SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2005

CYTRX CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)

11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)

(310) 826-5648
(Registrant’s Telephone Number, Including Area Code)

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

     See the discussion under Item 3.02, below, which is incorporated herein by reference.

ITEM 3.02 Unregistered Sales of Equity Securities.

     On January 20, 2005, CytRx Corporation (“CytRx”) entered into a Securities Purchase Agreement with approximately 33 individual and institutional investors (the “Investors”), pursuant to which CytRx agreed, subject to certain customary closing conditions, to sell to the Investors, for an aggregate purchase price of approximately $21.3 million, 17,334,494 shares of its common stock and warrants to purchase 8,667,247 shares of common stock of CytRx. The warrants are exercisable for five years at an initial exercise price of $2.00 per share. As of January 20, 2005, CytRx had outstanding approximately 39.5 million shares of common stock.

     The initial exercise price of the warrants is subject to adjustment in the event of a future stock split, reverse stock split, merger or reorganization, and similar changes affecting holders of CytRx common stock generally; however, the warrants contain no “market-price” or “exercise-price” antidilution adjustments that could result in the warrant holders receiving any additional shares of common stock without further consideration based on the prices at which CytRx might issue shares of common stock or common stock equivalents in the future. As used in this report, references to the “exercise price” mean the initial exercise price of the warrants as it may be adjusted pursuant to these antidilution adjustments.

     The closing of the sale of the shares and warrants is subject to delivery of certain closing items and the satisfaction of other customary closing conditions. The Securities Purchase Agreement will be terminable by the Investors if the Closing fails to occur for any reason on or before January 28, 2005.

     Conversion “Cap”

     The warrants contain a “conversion cap” provision that precludes CytRx from issuing any shares of common stock upon exercise of a warrant if, as a result of such issuance, the holder would own beneficially more than 4.99% of CytRx’s outstanding common stock.

     Registration Rights

     In connection with the sale and issuance of the shares and warrants, CytRx and the Investors entered into a Registration Rights Agreement, dated January 20, 2005, pursuant to which CytRx agreed to prepare and file, on or before 60 days from the closing date of the sale of the shares and warrants a registration statement with the SEC covering the resale of all of the shares of common stock issued or issuable in the transaction. CytRx is required to have such registration statement declared effective by the SEC on the 120th day from the closing date (if the registration statement is not reviewed by the SEC) or by the 150th day from the closing (if the registration statement is reviewed by the SEC), or be subject to the payment of specified liquidated damages to Investors. CytRx may also be required, under certain circumstances, to pay the Investors specified liquidated damages if it is unable to maintain the effectiveness of the registration statement.

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     Certain Covenants

     The Company agrees in the Securities Purchase Agreement that it will refrain from engaging in any further equity financing during the period ending 90 days following the effective date of the registration statement to be filed by the Company as referred to above. The Company also agrees in the Securities Purchase Agreement that each of the Investors will have the right to participate in up to 75% of any future equity financings by the Company during the 12-month period following the closing of the sale of the shares and warrants, except with respect to strategic acquisitions and certain other “exempt issuances” within the meaning of the Securities Purchase Agreement.

     Placement Agent’s Fees

     CytRx has agreed to pay Rodman & Renshaw, Inc. a cash placement fee equal to 7% of the gross proceeds from the sale of the shares and warrants at the closing. CytRx also will pay Rodman & Renshaw, Inc. at the closing a $30,000 non-accountable expense allowance and grant it warrants to purchase a number of shares of common stock equal to 7% of the total number of shares sold at an exercise price of $2.00 per share, and otherwise on the same terms as the warrants sold to the Investors.

     In addition, the Company may pay similar fees and expenses, and may grant similar warrants, to other broker-dealers who have introduced certain of the Investors to the Company.

     Other

     The shares and warrants have not been registered under the Securities Act of 1933, as amended (the “Act”), and were issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Act and Regulation D promulgated thereunder. The shares and the shares underlying the warrants may not be offered or sold in the United States in the absence of an effective registration statement, or exemption from the registration requirements, under the Act.

     Copies of the definitive agreements relating to the sale and issuance of the shares and the warrants are filed herewith as an exhibit to this report. The summary of matters set forth above is qualified by reference to such exhibits.

     On January 21, 2005, CytRx issued a press release announcing the execution of the Securities Purchase Agreement. A copy of the press release is filed herewith as Exhibit 99.1.

ITEM 9.01 Financial Statements and Exhibits

     (c) Exhibits.

     There are filed as part of this report the exhibits listed on the accompanying Index to Exhibits, which is incorporated herein by reference.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTRX CORPORATION

By:	/s/ STEVEN A. KRIEGSMAN

Steven A. Kriegsman
President and Chief Executive Officer

Dated: January 21, 2005

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Index to Exhibits

Exhibit No.	Description
4.1	Form of Common Stock Purchase Warrant.

10.1	Securities Purchase Agreement, dated as of January 20, 2005, by and among CytRx Corporation and the Investors named therein.

10.2	Registration Rights Agreement, dated as of January 20, 2005, by and among CytRx Corporation and the Investors named therein.

10.3	Investment Banking Agreement dated January 20, 2005 between CytRx Corporation and Rodman & Renshaw, Inc.

99.1	Press Release issued by CytRx Corporation on January 21, 2005.

Index – Page 1